Exhibit D

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION OF MARKETING AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF MARKETING AGREEMENT (this “Agreement”) is made and entered into as of August 5, 2024 (the “Effective Date”), by and among Alon USA, LP, a Texas limited partnership (“Customer”), DK Trading & Supply, LLC, a Delaware limited liability company (“Assignee”), DKL Big Spring, LLC, a Delaware limited liability company (“Marketing”), and Delek Logistics Services Company, a Delaware corporation (“DLSC,” together with Customer and Assignee, the “DK Parties”). DLSC, Customer, Assignee, and Marketing, may hereinafter be referred to individually as a “Party” and, collectively, as the “Parties”.

WHEREAS, Marketing and Customer are parties to that certain Marketing Agreement, effective as of March 1, 2018 (as such agreement has been amended, supplemented or otherwise modified to date, the “Marketing Agreement”; capitalized terms used herein and not defined herein shall have such meaning as set forth in the Marketing Agreement).

WHEREAS, Marketing desires to assign all rights, title, and interest in and to the Marketing Agreement to DLSC.

WHEREAS, DLSC wants to assume all liabilities and obligations of Marketing under the Marketing Agreement, and Customer wishes to consent to the assignment of the Marketing Agreement to DLSC.

WHEREAS, on September 12, 2022, Customer assigned all of its right, title and interest in the Marketing Agreement to Assignee pursuant to that certain Omnibus Assignment and Assumption Agreement between Customer and Assignee, such assignment effective as of July 1, 2022.

WHEREAS, the Parties mutually desire to assign and assume the Marketing Agreement upon and subject to the terms hereof (the “Transaction”);

WHEREAS,

(a)	the Audit Committee of the Board of Directors (the “DK Board of Directors”) of Delek US Holdings, Inc, a Delaware corporation (“Delek US”), has previously:

i.

received an opinion (the “DK Fairness Opinion”) of Barclays Capital Inc., the financial advisor to Delek US, that the consideration to be paid by the Customer in connection with the Transaction is fair, from a financial point of view, to Delek US;

ii.

after an evaluation of, among other things, the Transaction, the DK Fairness Opinion and the proposed terms and conditions of this Agreement, determined in good faith that the Transaction and this Agreement is in the interest of Delek US;

iii.	unanimously approved the Transaction and this Agreement upon the terms and conditions set forth in this Agreement; and

iv.

unanimously recommended that the DK Board of Directors (A) approve the Transaction and this Agreement upon the terms and conditions set forth in this Agreement and (B) cause Delek US or its designee(s) to enter into this Agreement and consummate the Transaction upon the terms and conditions set forth in this Agreement; and

(b)	subsequently, the DK Board of Directors approved the Transaction, this Agreement and the transactions contemplated thereby upon the terms and conditions set forth in this Agreement; and

(c)

the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “DKL Board of Directors”) of Delek Logistics GP, LLC, a Delaware limited liability company and the general partner (the “General Partner”) of Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), in its capacity as the sole member of Delek Logistics Operating, LLC, as the sole member of Marketing, has previously:

i.

received an opinion (the “DKL Fairness Opinion”) of Intrepid Partners, LLC, the financial advisor to the Conflicts Committee, that as of the date of such DKL Fairness Opinion, and based upon and subject to the assumptions, qualifications, limitation and other matters set forth therein, the Transaction is fair, from a financial point of view, to the Partnership;

ii.

after an evaluation of, among other things, the Transaction, the DKL Fairness Opinion and the proposed terms and conditions of this Agreement, determined in good faith that the Transaction is in the best interests of the Partnership;

iii.

unanimously approved the Transaction and this Agreement upon the terms and conditions set forth in this Agreement, such approval constituting “Special Approval” for purposes of that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 13, 2020, as the same may be amended from time to time; and

iv.

unanimously recommended that the DKL Board of Directors (A) approve the Transaction and this Agreement upon the terms and conditions set forth in this Agreement and (B) cause the Partnership or its designee(s) to enter into this Agreement and consummate the Transaction upon the terms and conditions set forth in this Agreement; and

(d)	subsequently, the DKL Board of Directors approved the Transaction, this Agreement and the transactions contemplated thereby upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties have taken or caused to be taken all limited liability company, corporate or limited partnership action, as applicable, required to approve the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Assignment of Marketing Agreement. Marketing hereby assigns, grants, conveys and transfers to DLSC all of Marketing’s right, title and interest in and to the Marketing Agreement to DLSC from and after the Effective Date; provided that Marketing shall remain responsible for and DLSC is not assuming any obligations or liabilities of Marketing under the Marketing Agreement that (1) arose prior to Closing, (2) are related to an event, matter or circumstance that occurred prior to Closing, or (3) result from or relate to any default by Marketing under the Marketing Agreement prior to Closing (collectively “Retained Liabilities”). The Marketing Agreement shall continue in full force and effect between DLSC and Customer as the parties to the Marketing Agreement.

2. Assumption. DLSC assumes and agrees to discharge all the duties and obligations of Marketing under the Marketing Agreement, and to perform and observe all the covenants and conditions to be performed or observed by Marketing under the Marketing Agreement.

3. Tax Treatment. Marketing hereby assigns, grants, conveys and transfers to DLSC all of Marketing’s right, title and interest in and to the Marketing Agreement to DLSC from and after the Effective Date; provided that Marketing shall remain responsible for and DLSC is not assuming any obligations or liabilities of Marketing under the Marketing Agreement that (1) arose prior to Closing, (2) are related to an event, matter or circumstance that occurred prior to Closing, or (3) result from or relate to any default by Marketing under the Marketing Agreement prior to Closing (collectively “Retained Liabilities”). The Marketing Agreement shall continue in full force and effect between DLSC and Customer as the parties to the Marketing Agreement.

4. Consideration. On the Effective Date, as consideration for the assignment and assumption of the Marketing Agreement, Customer shall transfer or cause to be transferred to the Partnership 2,500,000 common units representing limited partner interests in the Partnership (the “Transferred DKL Common Units”) to Marketing or Marketing’s designee. Such Transferred DKL Common Units shall be free and clear of Encumbrances (as defined below).

5. Representations of the DK Parties. The DK Parties hereby represent and warrant to Marketing as follows:

(1) each of Assignee and DLSC is duly organized, validly existing and in good standing under the laws of Delaware;

(2) Customer is duly organized, validly existing and in good standing under the laws of Texas;

(3) each of the DK Parties has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by the DK Parties of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the DK Parties. This Agreement has been duly executed and delivered by the DK Parties and is legal, valid, binding and enforceable upon and against the DK Parties;

(4) the execution, delivery and performance by the DK Parties of this Agreement do not and will not (a) violate any provision of the applicable governing documents of each of the DK Parties; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree applicable to the DK Parties; (c) conflict with, create a breach or default under, require any consent of or notice to or give to any third party any right of modification, acceleration or cancellation, or result in the creation of any charge, limitation, condition, mortgage, lien, security interest, adverse claim, encumbrance or restriction of any kind (collectively, “Encumbrances”) upon any property or right of any of the DK Parties pursuant to, any contract, agreement, license, permit or other instrument to which any of the DK Parties is a party or by which the DK Parties or any of their properties, assets or rights may be bound, affected or benefited; (d) allow the imposition of any fees or penalties or require the offering or making of any payment to a third party on the part of the DK Parties; or (e) require any consent or approval of, registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof; and

(5) DLSC is the beneficial and record holder of the Transferred DKL Common Units and has good and valid title to the Transferred DKL Common Units free and clear of all Encumbrances and there is no subscription, option, warrant, call, right, agreement or commitment relating to the sale, delivery, repurchase or transfer by DLSC of the Transferred DKL Common Units.

(6) The income and gain recognized by the Partnership for federal income tax purposes with respect to the consummation of the Transaction will not be greater than $40 Million.

6. Closing Date. The consummation of the transaction contemplated under this Agreement (“Closing”) will occur immediately upon execution of the Agreement on the date hereof.

7. Indemnity.

(a)

Marketing shall indemnify, defend and hold harmless DLSC for, from and against all claims, demands, losses, damages, liabilities, costs and expenses, including, but not limited to, reasonable attorneys’ fees, arising out of or in connection with Marketing’s failure to observe, perform and discharge any Retained Liabilities.

(b)

DLSC shall indemnify, defend and hold harmless Marketing for, from and against all claims demands, losses, damages, liabilities, costs and expenses, including, but not limited to, reasonable attorneys’ fees, arising out of or in connection with (1) DLSC’s failure to observe, perform and discharge any obligations and liabilities expressly assumed by DLSC under this Agreement, or (2) any default by DLSC under the Marketing Agreement occurring after the Closing.

8. Notice Address. The address for notices to DLSC under the Marketing Agreement shall be as follows:

If to DLSC:	Delek Logistics Services Company
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: General Counsel
Email: legalnotices@delekus.com

9. Miscellaneous.

(a) Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person through one or more intermediaries or otherwise; provided, however, that for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and the Partnership’s subsidiaries), on the one hand, and the General Partner, the Partnership and the Partnership’s subsidiaries, on the other hand, shall not be considered Affiliates of each other.

“Control” means (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

(b) This Agreement and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the conflict-of-laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Texas.

(c) Any and all arbitrable disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 9(c) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 9(c) will control the rights and obligations of the Parties. Arbitration must be initiated within a reasonable time or the time period allowed by the applicable statute of limitations.

(d) This Agreement and each of the terms and provisions hereof may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.

(e) Neither Party may assign, transfer, or delegate any or all of its rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment, transfer, or other conveyance in violation of the foregoing will be null and void. This Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(f) This Agreement benefits solely the Parties and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(g) The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(h) If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(i) This Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, other than any such agreements included in the Marketing Agreement or the other documents and agreements contemplated by the Marketing Agreement.

(j) This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same instrument, and same shall become effective when counterparts have been signed by each Party and each Party has delivered its signed counterpart to the other Party. A digital reproduction, portable document format (“.pdf”) or other reproduction of this Agreement may be executed by one or more Parties hereto and delivered by such Party by electronic signature (including signature via DocuSign or similar services), electronic mail or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ALON USA, LP

By:	/s/ Joseph Israel
Name: Joseph Israel
Title: Executive Vice President, DK & DKL Operations

DKL BIG SPRING, LLC

By:	/s/ Reuven Spiegel
Name: Reuven Spiegel
Title: Executive Vice President, Chief Financial Officer, and Treasurer

DELEK LOGISTICS SERVICES COMPANY

By:	/s/ Joseph Israel
Name: Joseph Israel
Title: Executive Vice President, DK & DKL Operations

ACKNOWLEDGED AND CONSENTED TO BY:

DK TRADING & SUPPLY, LLC

By:	/s/ Joseph Israel
Name: Joseph Israel
Title: Executive Vice President, DK & DKL Operations

Signature Page to Assignment and Assumption of Marketing Agreement